CADIZ INC.

FOR IMMEDIATE RELEASE:           CONTACT:
October 8, 2002                  Wendy Mitchell
                                 Director, External Affairs
                                 (310) 899-4700

  METROPOLITAN WATER DISTRICT BOARD VOTES ON CADIZ PROGRAM
Board Rejects Terms and Conditions of Federal Right-of-Way Grant

     Santa Monica, CA - Cadiz Inc. (Nasdaq: CLCI) announced today that the Board of Directors of the Metropolitan Water District of Southern California (Metropolitan) voted against the Metropolitan staff's recommendation to approve the terms and conditions of the right-of-way grant issued by the Department of the Interior for the Cadiz Groundwater Storage and Dry-Year Supply Program (the Cadiz Program) by a vote of 47.11% in favor and 47.36% against the recommendation. Instead, the Board voted for an alternative motion to reject the terms and conditions of the right-of-way grant and to not proceed with the Cadiz Program by a vote of 50.25% in favor and 44.22% against.

     Cadiz management is evaluating its options with respect to the decision of the Metropolitan Board of Directors. Cadiz management firmly believes that the Cadiz Program is viable and will continue to pursue its implementation because the Cadiz Program is of tremendous value to California's future water needs and California's ability to live within its annual 4.4 million acre-foot entitlement from the Colorado River. The Cadiz Program is the only California-based storage and supply project along the Colorado River Aqueduct to receive all of its federal environmental approvals.

     "The Metropolitan Board of Directors vote today is contrary to the opinion of the Department of the Interior, Bureau of Land Management, County of San Bernardino and other governmental agencies, all of which have spoken out in favor of the Cadiz Program and granted all requisite approvals and permits," said Keith Brackpool, Cadiz Chairman and Chief Executive Officer. "The Board's vote is astonishing since it was without the benefit of any hearings or briefings on the current environmental safeguards approved by the Department of the Interior or status of the contractual negotiation process. Further, the vote contradicted their own staff's recommendation and defied the many thousands of hours of work their staff and other government agency staff had put into completing the environmental review documentation. We firmly disagree with Metropolitan in that we believe the decision ignores both the letter and spirit of Metropolitan's contracts with Cadiz, which collectively obligate Metropolitan to complete the environmental review process and turn the entitlements over to its venture partner Cadiz."

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     Founded in 1983, Cadiz Inc. is a publicly held water
resource management and agricultural firm. With its subsidiary, Sun World International, Inc., Cadiz is one of the largest vertically integrated agricultural companies in California. Cadiz also owns significant landholdings with substantial water resources throughout California. Further information on Cadiz can be obtained by visiting its corporate web site at www.cadizinc.com.

     This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the successful implementation of the Cadiz Program. Although Cadiz believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in Cadiz' forward-looking statements include timing and terms of various approvals required to complete the Program, and other factors and considerations detailed in Cadiz' Securities and Exchange
Commission filings.
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